UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 10, 2014

AmTrust Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2014, AmTrust Financial Services, Inc. (the “Company”) entered into a Third Supplemental Indenture with The Bank of New York Mellon Trust Company, N.A. (the “Third Supplemental Indenture”) amending the First Supplemental Indenture, dated December 21, 2011, by and between the same parties to permit the Company and a holder of the Company’s 5.50% Convertible Senior Notes due 2021 (the “2021 Notes”) to mutually agree to revoke all or a portion of a conversion notice submitted by such noteholder at any time prior to settlement of the conversion.

On December 11, 2014, the Company entered into separate, privately negotiated exchange agreements (the “Exchange Agreements”) under which the Company will retire $131.881 million in aggregate principal of its outstanding 2021 Notes. Pursuant to the Exchange Agreements, the holders of the 2021 Notes participating in the exchange will receive 2,731,727 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and $158.257 million aggregate principal amount of the Company’s new 2.75% Convertible Senior Notes due 2044 (the “2044 Notes”). Following the exchange transactions, $68.119 million principal amount of the 2021 Notes will remain outstanding.

The Company also entered into separate, privately negotiated purchase agreements (the “Purchase Agreements”) to issue an additional $76.0 million in aggregate principal amount of the 2044 Notes for a price equal to 90% of their face value. The Company expects to use the net proceeds from the issuance of such 2044 Notes for general corporate purposes.

The Company offered the 2044 Notes and Common Stock in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company will issue the 2044 Notes pursuant to a Fourth Supplemental Indenture, to be dated as of December 15, 2014, by and between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Indenture”).

The 2044 Notes will mature on December 15, 2044 (the “Maturity Date”), unless earlier repurchased or redeemed by the Company or converted. On or before December 15, 2018, the 2044 Notes will be subject to redemption for cash, in whole or in part, at the Company’s option, provided the trading price of the Company’s common stock equals or exceeds $97.50 (or 130% of the then applicable conversion price) for the required measurement period, at a redemption price equal to 100% of the principal amount of the 2044 Notes to be redeemed, plus any accrued and unpaid interest. Thereafter, the 2044 Notes will be subject to redemption for cash, in whole or in part, at the Company’s option at a redemption price equal to 100% of the accreted amount of the 2044 Notes to be redeemed, plus any accrued and unpaid interest. In addition, holders of the 2044 Notes will have the right to require the Company to purchase their 2044 Notes for cash, in whole or in part, on December 15, 2024 or upon the occurrence of a fundamental change. In each such case, the repurchase price would be 100% of the principal amount of the 2044 Notes being repurchased, plus any accrued and unpaid interest.

The 2044 Notes will bear interest at a rate of 2.75% per annum, payable semi-annually in arrears on June 15th and December 15th of each year, beginning on June 15, 2015. Beginning with the six-month period starting December 15, 2021, holders of the 2044 Notes will receive contingent interest for certain periods if the trading price of the 2044 Notes is greater than or equal to 130% of the principal amount of the 2044 Notes. The amount of contingent interest payable per $1,000 principal amount of 2044 Notes in respect of any contingent interest period is equal to 0.25% of the average trading price of the 2044 Notes during the specified measurement period. Any contingent interest payable on the 2044 Notes will be in addition to the regular interest payable on the 2044 Notes. The 2044 Notes will rank pari passu with the Company’s existing and future senior unsecured debt, including the 2021 Notes that will remain outstanding. The 2044 Notes will be effectively subordinated to the existing and future secured indebtedness of the Company to the extent of the value of the collateral securing those obligations and structurally subordinated to the existing and future indebtedness of the Company’s subsidiaries.

Each $1,000 principal amount at maturity of 2044 Notes will have an issue price of $900 for purposes of the Indenture for the 2044 Notes. An amount equal to the difference between the issue price and the principal amount at maturity will accrue in accordance with a schedule to be set forth in the Indenture. The issue price plus such accrued amount per $1,000 principal amount at maturity of 2044 Notes is referred to herein as the “accreted principal amount.”

Prior to September 15, 2044, the 2044 Notes will be convertible only upon satisfaction of certain conditions, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date. The conversion rate will initially equal 13.3333 shares of Common Stock per $1,000 principal amount of 2044 Notes, which corresponds to an initial conversion price of $75.00 per share of Common Stock (based on the $1,000 principal amount of the notes), representing a conversion premium of approximately 30% over $57.77 per share, which was the last reported sale price of the Common Stock on the NASDAQ on December 10, 2014. The conversion rate will be subject to adjustment upon the occurrence of certain events as set forth in the Indenture. Upon conversion of the 2044 Notes, the Company will, at its election, pay or deliver, as the case may be, cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

Upon the occurrence of a fundamental change (as defined in the Indenture) involving the Company, holders of the 2044 Notes will have the right to require the Company to repurchase their 2044 Notes for cash, in whole or in part, at 100% of the principal amount of the 2044 Notes to be repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. Holders of the 2044 Notes who convert their 2044 Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with a redemption of such 2044 Notes, in each case occurring on or prior to December 15, 2018 will, under, certain circumstances, be entitled to a make-whole premium in the form of an increase in the conversion rate determined by reference to a make-whole table set forth in the indenture.

The Indenture contains customary covenants, such as reporting of annual and quarterly financial results, and restrictions on certain mergers and consolidations. The 2044 Notes and the Indenture do not contain any financial covenants. The Notes and the Indenture contain customary events of default, including failure to pay principal or interest, breach of covenants, cross-acceleration to certain other debt, unsatisfied final judgments of and bankruptcy events, all subject to terms, including baskets, notice and cure periods, set forth in the Indenture.

The Common Stock that will be issued pursuant to the Exchange Agreements and the Common Stock issuable upon conversion of the 2044 Notes have been reserved for issuance by the Company and are expected to be listed on the NASDAQ Global Select Market.

The foregoing description of the Common Stock, the 2044 Notes, the Third Supplemental Indenture, the Indenture, and the exchange and private placement transactions does not purport to be complete and is qualified in its entirety by reference to the Third Supplemental Indenture, the Indenture (which includes the form of the 2044 Notes), the form of Exchange Agreement, and the form of Purchase Agreement, copies of which are filed as Exhibits 4.1, 4.2, 4.3, 10.1 and 10.2 hereto, respectively, and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 3.02	Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated as of December 10, 2014, by and between AmTrust Financial Services, Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of Fourth Supplemental Indenture, by and between AmTrust Financial Services, Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.3	Form of global security representing the 2.75% Convertible Senior Notes due 2044 (incorporated by reference to Exhibit A to Exhibit 4.2 hereto).

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-134960) filed with the Securities and Exchange Commission on June 12, 2006).

10.1	Form of Exchange Agreement, dated as of December 11, 2014.

10.2	Form of Purchase Agreement, dated as of December 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date December 11, 2014

/s/ Stephen Ungar
Stephen Ungar
Senior Vice President, General Counsel and Secretary